Exhibit 99.1

GeoVax Appoints Jayne Morgan, M.D., to its Board of Directors

Dr. Morgan Brings Extensive COVID-19, Medical and Healthcare Management Expertise

ATLANTA, GA, December 7, 2022 – GeoVax Labs, Inc. (Nasdaq: GOVX), a biotechnology company developing immunotherapies and vaccines against cancers and infectious diseases, announced today that it has appointed Jayne Morgan, M.D., to its Board of Directors.

Dr. Morgan is an accomplished and forward-thinking healthcare management executive and research leader with extensive expertise in complex hospital and corporation navigation, as well as leadership in COVID-19 management, community engagement, crisis mitigation, health equity and clinical trials.

“Dr. Morgan has spearheaded effective outreach initiatives that have greatly influenced and improved public health education and sentiment in target communities, particularly regarding COVID-19,” said David Dodd, Chairman and CEO of GeoVax. “We are thrilled to welcome her to our Board as we advance our COVID-19 vaccine programs to provide protection to immunocompromised patients and individuals underserved by existing vaccines as well as a booster vaccine for healthy patients who have already received an mRNA vaccine.”

Dr. Morgan currently serves as Executive Clinical Director of the Covid Task Force at Piedmont Healthcare, Inc., where she develops and implements community outreach strategies in conjunction with the Division of Diversity and Inclusion to improve outcomes of disadvantaged populations positive for COVID-19. She has held several leadership roles at Piedmont including Director of Innovation, where she set the vision, trajectory and strategic scaling and partner opportunities, and Director of Cardiovascular Research and Research Development, where she expanded the cardiovascular research program with the introduction of biotechnology, feasibility trials and artificial intelligence trials.

“Reaching underserved patient communities with patient care is the driving force behind my work, which has most recently focused on patients in need of access and options to help mitigate prevention of and treatment for COVID-19,” said Dr. Morgan. “I look forward to supporting GeoVax as it continues to develop vaccines for many of the world’s most threatening infectious diseases and seeks to address the significant unmet need for protection against COVID-19 in immunocompromised patients.”

Dr. Morgan currently serves as the President Elect of the Southeastern Life Sciences Association. She is also a Founding Board Member of MedtechWomen, Co-Chair of the Bioscience Leadership Council at the Metro Atlanta Chamber of Commerce, Board Member at Botanical Sciences and active member of Biomed Investors Network. Dr. Morgan holds several board positions with the American Heart Association (AHA) including Board Member of its Atlanta Chapter, Board Member of the National Diversity and Inclusion team, National Board Member of the technology team and Regional Board Member of the AHA Health Equity Committee.

Previously, Dr. Morgan served as Chief Medical Officer of the American Chemistry Council, where she developed a new translational research program, and Chief Executive Officer Forty Million Beats, Inc., a pharmaceutical, biotech and chemical industry consulting company, supporting clients including Novartis Pharmaceuticals and Abbott Laboratories.

She completed her B.S. degree at Spelman College, Medical Degree at Michigan State University, Internal Medicine Residency at George Washington University and her Cardiology and Pacemaker Fellowships at Mount Sinai Medical Center.

About GeoVax

GeoVax Labs, Inc. is a clinical-stage biotechnology company developing novel therapies and vaccines for cancers and many of the world’s most threatening infectious diseases. The company’s lead program in oncology is a novel oncolytic solid tumor gene-directed therapy, Gedeptin®, presently in a multicenter Phase 1/2 clinical trial for advanced head and neck cancers. GeoVax’s lead infectious disease candidate is GEO-CM04S1, a next-generation COVID-19 vaccine targeting high-risk immunocompromised patient populations. Currently in two Phase 2 clinical trials, GEO-CM04S1 is being evaluated as a single-dose, COVID-19 vaccine for immunocompromised patients such as those suffering from hematologic cancers and other patient populations for whom the current authorized COVID-19 vaccines are insufficient. In addition, GEO-CM04S1 is in a Phase 2 clinical trial evaluating the vaccine as a more robust, durable COVID-19 booster among healthy patients who previously received the mRNA vaccines. GeoVax has a leadership team who have driven significant value creation across multiple life science companies over the past several decades. For more information, visit our website: www.geovax.com.

Media Relations Contact:

Gina Cestari

6 Degrees

917-797-7904

gcestari@6degreespr.com

Investor Relations Contact:

Rich Cockrell

CG Capital

404-736-3838

govx@cg.capital

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